Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CELERA CORPORATION

FIRST: The name of the corporation is Celera Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporate Law of the State of Delaware, 8 Del. C. § 101 et seq. (the “DGCL”).

FOURTH: The maximum number of shares of stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of common stock having a par value of $0.01 per share (the “Common Stock”).

FIFTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH: The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The Board of Directors shall consist of not less than one (1) nor more than fifteen (15) persons, the exact numbers to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of directors then in office.

SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of clause (b) of §102 of the Delaware General Corporation Law, as the same may be amended or supplemented. The provisions of this Article Seventh are not intended to, and shall not, limit, supersede or modify any other defense available to a director under applicable law. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH:

1. No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under

Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of this Amended and Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Amended and Restated Certificate of Incorporation, shall be limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Eighth shall not adversely affect any limitation on the personal liability or any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

2. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, crimina1, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent or manager of another corporation or of a partnership, limited liability company, joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action either in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her estate, heirs, executors, administrators, legatees, distributees, and personal and legal representatives; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to be indemnified conferred in this Article Eighth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final Disposition; provided, however, that the payment of such expenses incurred by the director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan), in advance of the final disposition of proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Eighth or otherwise. The Corporation may also provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

3. The indemnification and advancement of expenses provided by this Article Eighth shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the By-Laws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation or otherwise.

4. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

5. Any amendment, repeal or modification of any of the provisions of this Article Eighth, including the adoption of any provision of the certificate of incorporation of the Corporation inconsistent with this Article Eighth, shall not adversely affect any right or protection hereunder of any director, officer or other person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring, or any state of facts existing, at or prior to the time of such amendment, repeal or modification. The rights to indemnification and to the advancement of expenses provided by, or granted pursuant to, this Article Eighth shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

NINTH:

1. From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed in accordance with the laws of the State of Delaware. Notwithstanding anything to the contrary contained herein, this Certificate of Incorporation may be amended from time to time to increase the authorized number of shares of Common Stock set forth above, without the separate vote by the Common Stock voting as a class.

2. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.

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